[Corning Logo]


                                        Notice of 1996 Annual

                                        Meeting of Stockholders

                                        and Proxy Statement

















[recycled logo] Printed on recycled paper

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Please Note the Accompanying
Proxy Statement and Proxy Card


It is important to you and to the Corporation that your shares be represented at the meeting regardless of the number you may hold. If you are unable to be present in person, we ask that you sign, date and return the enclosed Proxy in favor of the Proxy Committee designated by the Board of Directors.

Notice of Annual Meeting

To Stockholders of Corning Incorporated:

Notice is hereby given that the Annual Meeting of the holders of Common Stock and Series B 8% Convertible Preferred Stock of Corning Incorporated will be held in the office of the Corporation [in the Corning Glass Center] in the City of Corning, State of New York, on Thursday, April 25, 1996 at 11:00 o'clock
A.M. The principal business of the meeting will be:

[a] To elect five Directors for three-year terms and one Director for a two-year term; and

[b] To transact such other business as may properly come before the meeting.


A. John Peck, Jr.
Secretary



Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
March 6, 1996



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Proxy Statement

  Relating to the Annual Meeting of Stockholders, April 25, 1996. The enclosed Proxy is solicited by the Board of Directors of Corning Incorporated [hereinafter referred to as the "Corporation" or "Corning"], Corning, New York 14831. The Corporation anticipates that this Proxy Statement and the enclosed Proxy will be mailed to holders of the Corporation's Common Stock and Series B 8% Convertible Preferred Stock [hereinafter referred to as the "Preferred Stock"] commencing on or about March 14, 1996. The Proxy may be revoked by written notice to the Corporation prior to the meeting or by written notice to the Secretary at the meeting at any time prior to being voted. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with the instructions thereon.

  Holders of Common and Preferred Stock on the books of the Corporation at the close of business on March 6, 1996 are entitled to notice of and to vote at the meeting. On February 7, 1996, the Corporation had outstanding 229,899,405 shares of Common Stock, each entitled to one vote, and 237,323 shares of Preferred Stock, each entitled to four votes.

Action to be Taken Under the Proxy

  The persons acting under the Proxy will vote the shares represented thereby for the election of John Seely Brown, Lawrence S. Eagleburger, Gordon Gund, John
M. Hennessy, Henry Rosovsky and H. Onno Ruding as directors. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder. Should any above-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election of such other person as the Board of Directors may recommend.

Voting Procedures

  New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld [including broker non-votes] are counted as present for the purpose of determining a quorum but are not counted as votes cast in determining the plurality.

Nominees for Election as Directors

  The Corporation's Board of Directors is divided into three classes. Each of the above-named nominees for the office of director is a member of the present Board of Directors. Gordon Gund, John M. Hennessy and Henry Rosovsky were elected by the Corporation's security holders. John Seely Brown, Lawrence S. Eagleburger and H. Onno Ruding were elected by the Corporation's Board of Directors since the 1995 Annual Meeting of Stockholders. The terms of John Seely Brown, Lawrence S. Eagleburger, Gordon Gund, John M. Hennessy, Vernon E. Jordan, Jr., Henry Rosovsky and H. Onno Ruding expire this year. Mr. Jordan will not stand for re-election. Dr. David A. Duke, who is retiring in June 1996, expects to resign as a director in April 1996. Mr. James R. Houghton expects to retire and resign as Chairman of the Board in April 1996 but will continue in office as a director. No nominee is now the beneficial owner of any of the securities [other than directors' qualifying shares] of any of the Corporation's subsidiaries. Certain information with respect to nominees for election as directors and directors whose term of office will continue after the Annual Meeting is set forth below.

                     Nominee for Election - Term Expiring 1998


                     The Honorable Lawrence S. Eagleburger
                     Senior Foreign Policy Advisor
                     Baker, Donelson, Bearman & Caldwell, Washington, D.C.

                     A veteran of the U.S. Army, Mr. Eagleburger received B.S. and M.S. degrees from the University of Wisconsin and retired from the U.S. Department of State in 1984 after 27 years of government service. He returned to U.S. government service in 1989, becoming Deputy Secretary of State in 1989, Acting Secretary of State in 1992 and Secretary of State from December 8, 1992 to January 19, 1993, following which he joined the law firm of Baker, Donelson, Bearman & Caldwell as senior foreign policy advisor. Mr. Eagleburger, 65, is a director of Dresser Industries, Inc., Phillips Petroleum Company, Universal Corporation, Stimsonite Corp., COMSAT Corp. and Virginia Fiber Corp. He was elected a director of the Corporation in October 1995.

                     Nominees for Election - Terms Expiring 1999

                     John Seely Brown
                     Vice President and Chief Scientist
                     Xerox Corporation

                     A graduate of Brown University with advanced degrees from the University of Michigan, Dr. Brown has served Xerox Corporation since 1978 in various scientific research positions. In 1986 he was elected vice president in charge of advanced research and in 1990 director of the Palo Alto Research Center and in 1992 was appointed chief scientist of Xerox. Dr. Brown, 55, is a director of General Instrument Corporation, an advisory director of numerous scientific and information technology organizations and a member of numerous professional societies. He was elected a director of the Corporation on February 7, 1996.

                     Gordon Gund++
                     President and Chief Executive Officer
                     Gund Investment Corporation

                     Mr. Gund, president and chief executive officer of Gund Investment Corporation, which manages diversified investment activities, is principal owner of the Cleveland Cavaliers National Basketball Association team, a member of the Board of Governors of the National Basketball Association, co-owner of the San Jose Sharks National Hockey League team and a member of the Board of Governors of the National Hockey League. He is chairman and chief executive officer of Gund Business Enterprises, which owns Nationwide Advertising Services, Inc. and CAVS/Gund Arena Company. He is also a general partner of GUS Enterprises. He is a director of the Kellogg Company and Kepner-Tregoe, Inc. and co-founder and chairman of the Foundation Fighting Blindness. Mr. Gund, 56, elected a director of the Corporation in 1990, is a graduate of Harvard University.

2

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                     John M. Hennessy++
                     Chairman of the Executive Board and Chief Executive Officer CS First Boston

                     Mr. Hennessy, a graduate of Harvard College, was a National Science Foundation Fellow at the Sloan School, Massachusetts Institute of Technology, in economics and finance and served as Deputy Assistant Secretary of Treasury Affairs for Development Finance from 1970 to 1972 and as Assistant Secretary for International Affairs, Department of Treasury, from 1972 to 1974. He became managing director of First Boston Corporation, a subsidiary of CS First Boston, Inc., in 1974, was named vice chairman of First Boston Corporation in 1982 and vice chairman of CS First Boston, Inc. in 1989, President and Group Chief Executive Officer in October 1989 and in 1993 was elected to his present position. Mr. Hennessy, 59, was elected a director of the Corporation in 1989 and is a director of Vitro, S.A. and M.I.T. Corporation and a member of numerous civic committees.

                     Henry Rosovsky++
                     Geyser University Professor, Harvard University

                     Dr. Rosovsky, the Lewis P. and Linda L. Geyser University Professor, has been associated with the Harvard University economics department since 1965. From 1973 to 1984 he served as dean of the faculty of arts and sciences. In 1971 he served as consultant to the President's Commission on International Trade and Foreign Investment, and in 1977 and 1978 as a consultant to the Asian Development Bank. Dr. Rosovsky, a graduate of the College of William and Mary with advanced degrees from Harvard, is a director of Paine Webber Group, Inc. and The Japan Fund, Inc. He is 68 and was elected a director of the Corporation in 1980.

                     H. Onno Ruding
                     Vice Chairman, Citicorp and Citibank, N.A.

                     Dr. Ruding, with advanced degrees in economics from Erasmus University, Rotterdam, has served private firms and the public in various financial positions, including executive director of the International Monetary Fund from 1977-1980, Minister of Finance of The Netherlands from 1982-1989 and chairman of the Netherlands Christian Federation of Employers from 1990-1992. He became a director of Citicorp in 1990 and was appointed vice chairman of Citicorp and Citibank, N.A. in 1992. Dr. Ruding, 56, is a supervisory director of Pechiney Nederland, N.V., an advisory director of Unilever N.V. and Unilever PLC, an advisor to Robeco and a member of the board of trustees of Mount Sinai Hospital and a member of the Committee for European Monetary Union and the Trilateral Commission. He was elected a director of the Corporation in June 1995.

                                                                               3

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                     Directors Continuing in Office

                     Roger G. Ackerman*
                     President, Corning Incorporated

                     Mr. Ackerman, a graduate of Rutgers University and the PMD program at Harvard, has served Corning since 1962 in a variety of engineering, sales and management positions. In 1972 he was elected the president of a Corning subsidiary, Corhart Refractories Co., in 1975 the general manager and vice president of the Ceramic Products Division and in 1980 a senior vice president. In 1981 Mr. Ackerman became the director of the Manufacturing and Engineering Division, in 1983 the president of MetPath Inc. [now Corning Clinical Laboratories Inc.] and in 1985 group president and a director. In 1990, he was elected the president and chief operating officer of Corning. Mr. Ackerman, 57, is a director of The Pittston Company, The Massachusetts Mutual Life Insurance Company and Dow Corning Corporation, and a member of the executive committee of the National Association of Manufacturers. His term expires at the 1998 Annual Meeting.


                     Robert Barker++
                     Professor and Provost Emeritus, Cornell University


                     Dr. Barker, a graduate of the University of British Columbia and the University of California at Berkeley, has served on the faculties of the University of Iowa and Michigan State University and in 1995 retired after having been associated with Cornell University since 1979 as Professor of Biochemistry, Director of the Division of Biological Sciences, as Vice President for Research and Advanced Studies, as Provost, as Senior Provost and as Director and Senior Fellow of the Center for the Environment. He is now Professor and Provost Emeritus of Cornell University. He has served as a consultant to the National Institutes of Health, the National Academy of Sciences, the Oak Ridge and Los Alamos National Laboratories and the National Board of Medical Examiners. Dr. Barker is 67 and was elected a director of the Corporation in 1986. His term expires at the 1997 Annual Meeting.


                     Mary L. Bundy++


                     Mrs. Bundy, a graduate of Radcliffe College and the Hunter College School of Social Work, recently retired from the private practice of clinical social work in New York City where she previously was a case worker at the Jewish Board of Family and Children's Services, Inc. She has served Radcliffe College as a trustee and vice chairwoman of the Board of Trustees and was acting vice president of the College in 1978. Mrs. Bundy, 70, was elected a director of the Corporation in 1973. She is a director of the Foundation for Child Development and has served as Chairwoman of the Edward W. Hazen Foundation, a director of Levi Strauss & Co., Inc., a trustee of the Metropolitan Museum of Art and an overseer of Harvard University. Her term expires at the 1997 Annual Meeting.

4

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                     Van C. Campbell*
                     Vice Chairman, Corning Incorporated

                     A graduate of Cornell University with an MBA from Harvard, Mr. Campbell joined Corning in 1964. Elected an assistant treasurer in 1971, treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980, he became general manager of the Consumer Products Division in October 1981. He was elected vice chairman responsible for finance and administration and a director in 1983. Mr. Campbell, who is 57, is a director of Corning International Corporation, Corning Life Sciences Inc., Dow Corning Corporation, Armstrong World Industries, Inc. and General Signal Corporation. His term expires at the 1997 Annual Meeting.


                     David A. Duke*
                     Vice Chairman, Corning Incorporated


                     Dr. Duke, a graduate of, and with advanced degrees from, the University of Utah, has served Corning in a succession of research and management positions since 1962. He was elected a vice president Telecommunications Products in 1980, elected a senior vice president in 1984 and named director of Research and Development in 1985. He became responsible for Research, Development and Engineering in March 1987 and was elected vice chairman of technology and a director in 1988. Dr. Duke, 60, is a director of Corning International Corporation, Siecor Corporation and Armco, Inc. and a member of a number of scientific organizations. His term expires at the 1998 Annual Meeting.

                     John H. Foster++
                     Chairman and Chief Executive Officer
                     NovaCare, Inc.

                     Mr. Foster, founder, chairman of the board and chief executive officer of NovaCare, Inc., a national provider of comprehensive rehabilitation services, is also founder, chairman of the board and chief executive officer of Apogee, Inc., a national provider of mental health services, and of Foster Management Company, an investment advisory firm. Mr. Foster, 53, a graduate of Williams College and the Amos Tuck School of Business Administration at Dartmouth College, is a trustee of the Hospital for Special Surgery, the Children's Hospital of Philadelphia, the Mystic Seaport Museum and the Independence Seaport Museum and a member of the Dean's Council of the Harvard School of Public Health and the Amos Tuck School Board of Overseers. He was elected a director of the Corporation in 1994. His term expires at the 1998 Annual Meeting.

                     James R. Houghton*
                     Chairman of the Board and Chief Executive Officer Corning Incorporated

                     A graduate of Harvard College and Harvard Business School, Mr. Houghton joined Corning in 1962. He became a vice president of Corning and general manager of the Consumer Products Division in 1968, a director in 1969, vice chairman in 1971, chairman of the executive committee and chief strategic officer in 1980 and chairman and chief executive officer in April 1983. Mr. Houghton, 59, is a director of Dow Corning Corporation, Metropolitan Life Insurance Company, J. P. Morgan & Co. Incorporated and Exxon Corporation. His term expires at the 1997 Annual Meeting.

                     James W. Kinnear++
                     Retired President and Chief Executive Officer, Texaco Inc.

                     A 1950 graduate of the United States Naval Academy, Mr. Kinnear joined Texaco in 1954. In 1977 he was elected a director, and from 1987 until April, 1993 was President and Chief Executive Officer of Texaco Inc. Mr. Kinnear, 67, was elected a director of the Corporation in 1978 and is a director of ASARCO Incorporated and Paine Webber Group Inc., an advisory director of Unilever N.V. and Unilever PLC and an alternate director of MIM Holdings Limited. He is Chairman of the Metropolitan Opera Association, a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a member of the Board of Managers of The New York Botanical Garden and a trustee of the American Enterprise Institute. His term expires at the 1997 Annual Meeting.

                     James J. O'Connor++
                     Chairman of the Board and Chief Executive Officer Unicom Corporation

                     A graduate of Holy Cross College, Harvard Business School and Georgetown Law School and a veteran of the U.S. Air Force, Mr. O'Connor joined Commonwealth Edison Company (the principal subsidiary of Unicom Corporation) in 1963. He became a vice president of Commonwealth Edison in 1970, executive vice president in 1973, president in 1977, a director in 1978 and chairman and chief executive officer in 1980. In 1994 he was also named chairman and chief executive officer of Unicom Corporation, which then became the parent company of Commonwealth Edison. Mr. O'Connor, 58, is a director of Tribune Company, First Chicago Corporation, The First National Bank of Chicago, Scotsman Industries, Inc. and United Air Lines. He was elected a director of the Corporation in 1984. His term expires at the 1997 Annual Meeting.

                     Catherine A. Rein++
                     Executive Vice President
                     Metropolitan Life Insurance Company

                     Ms. Rein, a graduate of Pennsylvania State University and New York University, joined Metropolitan Life Insurance Company in 1985 as a vice president in the human resources department. In 1988 she was named senior vice president and in 1989 was named executive vice president in charge of the corporate development, planning and services departments. Prior to 1985 she was vice president and general counsel for The Continental Group, Inc. Ms. Rein, 52, elected a director of the Corporation in 1990, is a director of the Bank of New York, Inroads/NYC, Inc. and General Public Utilities and a trustee of the Urban League and the New York University Law Center Foundation. Her term expires at the 1998 Annual Meeting.

                     William D. Smithburg++
                     Chairman, President and Chief Executive Officer The Quaker Oats Company

                     A graduate of DePaul University with an MBA from Northwestern University, Mr. Smithburg joined Quaker Oats in 1966. He was elected a vice president in 1971, executive vice president - U.S. grocery products in 1976, president in 1979, chairman and chief executive officer in 1983 and served as president from November 1990 to January 1993 and from November 1995 to the present. Mr. Smithburg, who is 57, was elected a director of the Corporation in 1987 and is a director of Abbott Laboratories, Northern Trust Corporation, Prime Capital Corp. and the Grocery Manufacturers Association. His term expires at the 1998 Annual Meeting.

                      * Member of the Executive Committee
                     ++ Alternate member of the Executive Committee

Security Ownership of
Certain Beneficial Owners

  Unless otherwise indicated, each of the persons named in paragraph [a] and in paragraph [b] below has sole voting and investment power with respect to the shares listed.

  [a] The only person who, to the knowledge of the management, owned beneficially on December 31, 1995 more than 5% of the outstanding shares of Common and Preferred Stock of the Corporation is set forth below:

                           Shares Owned
Name and Address           and Nature of            Percent
of Beneficial Owner        Beneficial Ownership     of Class

--------------------------------------------------------------------------------

Corning Incorporated      11,641,751 Common[1]      5.06%
  Investment Plans
  c/o The Chase Manhattan
  Bank, N.A.
770 Broadway
New York, NY 10003
--------------------------------------------------------------------------------

[1] Includes 10,690,963 shares of Common Stock and the equivalent thereof in 237,697 shares of Preferred Stock [being 100% of the Class] held by The Chase Manhattan Bank, N.A. as the trustee of the Corporation's Investment Plans. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to four votes. See also footnote [4] of paragraph [b] below.

  [b] Set forth below is the number of shares of Common Stock and Common Stock equivalents, assuming the conversion of outstanding shares of Preferred Stock into shares of Common Stock, of the Corporation beneficially owned on December 31, 1995 [except for Dr. Brown whose ownership is as of February 7, 1996] by the directors and nominees for directors; by the chief executive officer and the other four most highly compensated executive officers [collectively, the "named executive officers"] and by all directors and executive officers of the Corporation as a group:



                        Shares Owned
                        and Nature of             Percent
                        Beneficial                of
Name                    Ownership[1][2][3][4]     Class[8]
----                    ---------------------     --------


Directors
---------

Robert Barker               6,693 [5]              ---
John S. Brown               4,000                  ---
Mary L. Bundy               7,600                  ---
Lawrence S. Eagleburger     4,524                  ---
John H. Foster              5,600                  ---
Gordon Gund               110,568 [5]              ---
John M. Hennessy            7,032 [5]              ---
Vernon E. Jordan, Jr.       8,553                  ---
James W. Kinnear            8,800 [5]              ---
James J. O'Connor           9,046 [5]              ---
Catherine A. Rein           8,000                  ---
Henry Rosovsky              6,720 [5]              ---
H. Onno Ruding              4,452 [5]              ---
William D. Smithburg        7,200                  ---

Named Executive Officers
------------------------
[*also serve as directors]

Roger G. Ackerman*        381,252                  ---
Van C. Campbell*          401,013                  ---
David A. Duke*            236,471                  ---
Norman E. Garrity         318,358                  ---
James R. Houghton*      1,406,648 [6]              ---

All Directors and Executive
 Officers as a Group    5,077,197 [7]             2.2%

[1] Includes shares of Common Stock purchased pursuant to the terms of the Corporation's Equity Purchase Plan and which may be resold only to the Corporation. Messrs. Garrity and Houghton and all directors and executive officers as a group own 24,548, 1,600 and 126,668 such shares, respectively.

[2] Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, granted pursuant to the Corporation's Incentive Stock Plans as well as options to purchase shares of Common Stock exercisable within 60 days under the Corporation's Stock Option Plans. Messrs. Ackerman, Campbell, Duke, Garrity and Houghton have the right to purchase 137,497, 174,424, 102,000, 125,000 and 318,000 shares, respectively, pursuant to such options. All directors and executive officers as a group hold options to purchase 1,648,408 such shares.

[3] Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, issued pursuant to the Corporation's Restricted Stock Plans for Non-Employee Directors.

[4] Includes all shares of capital stock, Common Stock and the equivalent thereof in Preferred Stock on the basis of four shares of Common Stock for each share of Preferred Stock, held by The Chase Manhattan Bank, N.A. as the trustee of the Corporation's Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received. Shares of Preferred Stock may be held only by the trustee. The power to dispose of shares of Common and Preferred Stock is also restricted by the provisions of the Plans. The trustee holds for the benefit of Messrs. Ackerman, Campbell, Duke, Garrity, Houghton and all directors and executive officers as a group the equivalent of 21,491, 31,799, 7,407, 12,461, 44,847 and 207,612 shares of Common Stock, respectively, and for the benefit of all employees who participate in the Plans the equivalent of 11,641,751 shares of Common Stock, each entitled to one vote, being 10,690,963 shares of Common Stock and 237,697 shares [being 100% of the Class] of Preferred Stock, each entitled to four votes.

[5] In addition, Messrs. Barker, Gund, Hennessy, Kinnear, O'Connor, Rosovsky and Smithburg have credited to their accounts the equivalent of 21,005, 4,825, 6,680, 13,636, 3,833, 7,772 and 11,015 shares, respectively, of Common Stock in valuation entry form under the Corporation's Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director.

[6] Includes 686,450 shares held in trusts by Market Street Trust Company as a co-trustee for the benefit of Mr. Houghton as income beneficiary. Does not include 1,198 shares owned by Mr. Houghton's wife, as to which Mr. Houghton disclaims beneficial ownership. Also does not include 10,108,936 shares held in trusts by Market Street Trust Company, as to which Mr. Houghton disclaims beneficial ownership. Market Street Trust Company is a limited purpose trust company controlled by the Houghton family, the directors of which include James
R. Houghton and other Houghton family members.

[7] Does not include 49,740 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

[8] Unless otherwise indicated, does not exceed 1% of the Class of Common Stock.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   Executive compensation at Corning is administered by the Compensation Committee of the Board of Directors, composed entirely of non-employee directors. The following is the Committee's report.

   "The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board for its consideration and action.

   The philosophy underlying, and the strategies guiding, the Committee's recommendations regarding the Corporation's compensation program, the impact of performance within that program and a description of actions affecting 1995 compensation for Mr. Houghton, Chairman of the Board of Directors and Chief Executive Officer of the Corporation, are discussed below.

Compensation Philosophy

   The Committee is responsible for ensuring that executive compensation is based on objective measures of performance at the individual, corporate and applicable business unit level. The Committee believes that compensation should be driven by the long-term interests of the stockholders and should be directly linked to corporate performance.

Compensation Strategy

   The Committee's basic strategic compensation principles are as follows:

o Executive compensation will reward performance and contribution to stockholder value and be competitive with positions of similar responsibility at other companies of comparable complexity, size and historical performance. The companies which meet such parameters are referred to as Corning's comparable companies.

o As employees assume greater responsibilities, an increasing share of their total compensation package will be derived from variable incentive compensation [both of a long- and short-term nature] generated by achievement of performance objectives designed to produce long-term growth in stockholder value.

o Performance-based equity incentives and stock option grants are effective ways to align the long-term interests of employees with those of stockholders.

o Stock ownership fosters commitment to long-term stockholder value. Executives are encouraged to own and hold Common Stock through the design of the Corporation's long-term equity plans and in communications which stress the commitment to long-term value.

o The benefits package for executives will be substantially identical to that offered to all salaried employees and will be designed to encourage long-term commitment to the Corporation.

   The executive compensation program is composed of four elements: base salary; annual incentives; long-term equity based incentives; and stock options. The Committee tests annually each element of the compensation program against market surveys provided by independent compensation consultants. Such surveys currently include in the aggregate more than 200 companies engaged in a variety of manufacturing and service industries, all of which are "Fortune 500" companies and each of which is included in the S&P 500 Index and some of which are included in the S&P 500 Miscellaneous Industrial Companies Index.

    It is Corning's compensation strategy to target base salary at approximately the median of the Corning comparable companies and to have the equity-based and variable pay incentive compensation components drive total compensation to the top quartile of such companies if performance meets or exceeds such top quartile performance.

Compensation Deductibility

    In 1994, as a result of the adoption of Section 162[m] of the Internal Revenue Code of 1986, as amended, the Corporation, at the direction of the Committee, sought and obtained stockholder approval of the various criteria long used under the 1988 Variable Compensation Plan and the Corporate Performance Plan [described in the section below entitled Compensation Program] to measure and reward performance under such plans. The Committee intends to continue to set performance-based goals under the 1988 Variable Compensation Plan and the Corporate Performance Plan and to deduct compensation paid upon attainment of such goals to the extent consistent with the provisions of Section 162[m].

Compensation Program

    Annual compensation of the named executives as shown in the "Salary" and "Bonus" columns of the Summary Compensation Table, and recommendations by the Committee to adjust salary levels and bonus targets, are based on an individual's responsibilities and performance against established return on equity and net income goals, overall corporate performance and external comparative compensation information.

    Annual variable incentives are paid in cash through the Variable Compensation Plan under which minimum, target and maximum awards are set by the Committee based on position level. Awards are earned based on achievement of annual predetermined return on equity and net earnings goals set by the Committee. In 1995 performance against such goals was mixed with some goals being exceeded and other goals not being met.

    Under the 1994 Employee Equity Participation Program, the Corporation developed a series of performance-based plans [herein referred to as the "Corporate Performance Plan"]. The Corporate Performance Plan provides the mechanism to reward improvement in corporate performance as measured by return on equity and earnings per share.

    Each year the Committee sets minimum, target and maximum goals and awards shares [at target levels] of Common Stock which are subject to forfeiture in whole or in part if goals are not met. Shares earned under the Corporate Performance Plan may range from 0% to 150% of the target award, depending on actual performance results. Shares earned remain subject to forfeiture and restrictions on transfer for two years following the end of the performance period. Overall corporate performance for 1995 was 86.1% of the return on equity and earnings per share targets, adjusted for certain one-time events and/or other unusual or non-recurring items. Based on 1995 performance, 86.1% of the shares granted in December 1994 were earned under the Plan by all the named executive officers except Mr. Garrity who had both operational and corporate targets and who earned 107.4% of the shares so granted [as indicated in the Corporate Performance Plan Activity Table].

    Awards of performance-based shares under the Corporate Performance Plan [covering the years 1996-1998] are to be granted to executive officers for each of the three performance years 1996 through 1998. Awards for the 1996 performance year were granted in December 1995 with subsequent grants anticipated in December 1996 and December 1997. The Committee has established minimum, target and maximum goals for each of 1996, 1997 and 1998. Shares earned under the Plan may range from 0% to 150% of the target award, depending on actual performance results. Shares earned each year remain subject to forfeiture and restrictions on transfer for two years following the end of the performance period.

    Stock options for the entire three-year performance period of 1996-1998 were granted to named executive officers in December 1995, in a defined ratio to the "performance-based" shares described above. Options to purchase two shares of Common Stock were granted for every one performance-based share to be issued over the three-year performance period.

    In determining the number of stock options and shares to be made available to executives under the Corporate Performance Plan, the Committee evaluated the comparative external market data described above with respect to the stock options granted and performance-based shares awarded by the Corning comparable companies included in such data, the number of shares of Common Stock already subject to restrictions and options and the number of additional shares to be awarded necessary to align directly management and stockholder interests.

    The pension and welfare benefits provided to executives are substantially equal to those provided to all salaried employees. Employees whose pensionable earnings exceed federal limits are eligible to participate in non-qualified supplemental retirement and investment plans.

CEO Compensation Actions - 1995

    Base Salary: In December 1994, after keeping Mr. Houghton's base salary constant for 1994, the Committee increased Mr. Houghton's base salary for 1995 by 4%, from $700,000 per annum to $728,000 per annum. Despite such increase, Mr. Houghton's salary continued to be below the 50th percentile of the market for similarly sized, and for Corning comparable, companies. The Committee also decided to transfer a larger percentage of Mr. Houghton's earnings potential to the annual bonus incentive programs, thereby causing a greater portion of Mr. Houghton's total cash compensation to be at risk and dependent on the performance of the Corporation. As a result of this December 1994 decision, Mr. Houghton's incentive target for 1995 was increased by 10% to 90% of base salary.

    Annual Incentives: Mr. Houghton's bonus for 1995 was composed of two parts:
First, Mr. Houghton received 54% of his year-end 1995 base salary under the Variable Compensation Plan. This award was based on the Corporation's achieving 86% of the net income after tax goal set by the Committee in 1995. Second, Mr. Houghton received 6.55% [1995 minimum = 0%; maximum = 10%] of his year-end base salary under the Corporation's GoalSharing Plan, which was the average percentage of amounts awarded to approximately 15,000 Corning employees participating in 1995 in the GoalSharing Plan.

    Long-Term Incentives: Under the Corporate Performance Plan, Mr. Houghton earned for 1995 performance 15,068 [or 86.1%] of the shares granted to him in December 1994 in connection with the 1995 return on equity and earnings per share targets. Each of the return on equity and earnings per share goals achieved, adjusted for certain one-time events and/or other unusual or non-recurring items, have equal weighting in determing the actual number of shares earned.

    In December 1995, Mr. Houghton was granted [i] 22,000 shares of Common Stock under the Corporate Performance Plan for 1996 performance, which shares are subject to forfeiture if the Corporation fails to achieve the 1996 earnings per share and return on equity objectives and [ii] stock options covering 44,000 shares at fair market value on the date of grant. One-half of the options become exercisable in February 1999 and all become exercisable in February 2000. The options expire in December 2005. The 22,000 shares are shown in the Corporate Performance Plan Activity Table for 1996.

Conclusion

    The Committee believes that the quality of executive leadership significantly affects the long-term performance of the Corporation and that it is in the best interest of the stockholders to compensate fairly executive leadership for achievement meeting or exceeding the high standards set by the Committee, so long as there is corresponding risk when performance falls short of such standards. A primary goal of the Committee is to relate compensation to corporate performance. The

Committee believes that Corning's current executive compensation program meets such standards and has contributed, and will continue to contribute, to the Corporation's success.

The Compensation Committee:

James W. Kinnear,       James J. O'Connor
Chairman

Vernon E. Jordan, Jr.   Catherine A. Rein"



Performance Graph

    Set forth below is a graph illustrating the Corporation's cumulative total stockholder return over the last five years compared to two performance indicators of the stock market, the S&P 500 and the S&P Miscellaneous Industrial Companies in which the Corporation is included. The latter includes the capital weighted performance results of those companies in the miscellaneous industrial companies classification that are also included in the S&P 500.



[LINE CHART]

                Comparison of Five-Year Cumulative Total Return
 Among Corning Incorporated, S&P 500 and S&P Miscellaneous Industrial Companies
                       (Fiscal Years Ending December 31)

1990 = 100 DOLLARS                                           1990 = 100 DOLLARS

                         1990      1991      1992      1993      1994      1995
--------------------------------------------------------------------------------
Corning Incorporated     100.0     174.0     172.9     132.2     144.3     158.1
S&P 500                  100.0     130.0     139.7     153.5     155.5     214.0
S&P Miscellaneous        100.0     125.7     140.3     161.3     166.5     200.4

Executive Compensation

     The following tables and charts set forth information with respect to benefits made available, and compensation paid or accrued, by the Corporation and its subsidiaries during the year ended December 31, 1995 for services by each of the chief executive officer and the four most highly compensated executive officers [other than the chief executive officer] whose total salary and bonus exceeded $100,000. The Corporation regards total annual pay as the combination of the cash amounts set forth under the salary and bonus columns.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term Compensation
                                                              --------------------------------------
                      Annual Compensation                       Awards                     Payouts
----------------------------------------------------------    ----------                 -----------
                                                  Other                                                 All
                                                  Annual      Restricted      Securities   Incentive    Other
Name and                                          Compen-     Stock           Underlying     Plan       Compen-
Principal Position      Year   Salary     Bonus   sation[1]   Awards[2]        Options      Payouts     sation[3]
------------------      ----   ------     -----   ---------   ---------       ----------   ---------    ---------

James R. Houghton,      1995  $728,000  $440,804  $26,263     $470,875           44,000         ----     $95,666
 Chairman of            1994   700,000   821,240   34,020      765,960           35,000     $312,654      72,965
 the Board              1993   672,500   481,618   34,605      348,845           35,000      132,900      53,953

Roger G. Ackerman,      1995   600,000   309,300   36,229      376,688          198,000         ----      75,441
 President              1994   525,000   621,720   29,651      547,114           28,000      244,261      54,271
                        1993   482,500   353,888   34,969      196,413           25,000      103,828      41,802

Van C. Campbell,        1995   515,000   257,315   16,037      336,344          162,000         ----      68,209
 Vice Chairman          1994   450,000   435,465   18,441      437,691           25,000      195,409      44,107
                        1993   400,000   264,285   25,744      160,794           20,000       83,063      33,035

David A. Duke,          1995   450,000   204,975   17,946      336,344           21,000         ----      51,690
  Vice Chairman         1994   400,000   387,080   17,102      437,691           25,000      195,409      38,036
                        1993   382,500   215,960   22,689      160,794           20,000       83,063      32,483

Norman E. Garrity,      1995   380,000   246,620   15,000      335,625           99,000         ----      43,081
 Executive Vice         1994   330,000   317,666   19,400      447,127           20,000      276,525      22,961
 President              1993   300,000   148,110   25,928      124,388           20,000       95,245      18,331

[1] Includes dividends on shares of restricted stock granted but not earned within one year from date of grant and tax gross-up payments.

[2] At year end 1995, Messrs. Houghton, Ackerman, Campbell, Duke and Garrity held an aggregate of 243,165, 191,100, 158,880, 108,380 and 113,295 shares of restricted stock, respectively, having an aggregate value on December 31, 1995 of $7,598,906, $5,971,875, $4,965,000, $3,386,875 and $3,540,469,
    respectively. Certain of such shares, net of forfeitures, were subject to performance-based conditions on vesting and are subject to forfeiture upon termination and restrictions on transfer prior to stated dates. [See also the Corporate Performance Plan Activity Table.] Certain other shares are subject to restrictions on transfer until the executive officer retires at or after age 60 and are subject to forfeiture prior to age 60 in whole if such officer voluntarily terminates employment with the Corporation and in part if such officer's employment is terminated by the Corporation. Dividends are paid to such individuals on all shares of restricted Common Stock held by them.

[3] Each salaried employee of the Corporation who reached a fifth anniversary of employment during 1995 received an additional two weeks of vacation and 40% of two weeks of salary. The $7,692 received by Mr. Campbell on such anniversary in 1995 is included above. The benefit of 40% of an additional two weeks of salary is being phased out and will be eliminated in its entirety by year-end 1996. Also included are the following amounts contributed by the Corporation to the Investment Plan and a non-qualified investment plan maintained by the Corporation to provide salaried employees the benefits which would have been available to them pursuant to the terms of the Corporation's Investment Plan but for limitations on contributions to tax-qualified plans imposed pursuant to the Employee Retirement Income Security Act: for 1995 $95,666 for Mr. Houghton, $75,441 for Mr. Ackerman, $60,517 for Mr. Campbell, $51,690 for Dr. Duke and $43,081 for Mr. Garrity.

    The Corporation has in place a severance policy pursuant to which it will provide to all salaried employees upon the happening of certain stated events compensation in amounts ranging between eight weeks [for employees with at least one year of service] and fifty-two weeks [for employees with twenty or more years of service]. Additionally, certain of the Corporation's officers and other senior employees, including the five named executive officers, are entitled to receive up to two years of compensation in light of the length of time anticipated in securing comparable employment. The Corporation has provided written assurance to such officers and senior employees, including the executive officers named in the Summary Compensation Table, that such events would include a constructive termination of employment as a result of a substantial change in such employee's responsibilities, compensation levels, relocation and similar matters following a change in the ownership and management of the Corporation.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                 YEAR AND FISCAL YEAR-END OPTION/SAR VALUES [1]

                                         Number of Securities
                                        Underlying Unexercised           Value of Unexercised
                                             Options at                  In-the-Money Options
                                           Fiscal Year End                At Fiscal Year End
                      Shares            ----------------------           --------------------
                   Acquired on     Value
      Name           Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
      ----           --------     --------   -----------   -------------   -----------   -------------
James R. Houghton       0         $      0      286,000       146,000      $3,101,455       $188,125

Roger G. Ackerman  35,003          521,443      112,497       276,000         724,715        137,562

Van C. Campbell         0                0      154,424       227,000       1,453,477        112,812

David A. Duke      27,000          499,632       82,000        86,000         451,020        112,812

Norman E. Garrity       0                0      105,000       159,000         765,857        107,500

[1]   There are no SARs outstanding.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR [1]

                                                                               Potential Realizable Value at Assumed
                                                                               Annual Rates of Stock Price
                 Individual Grants                                             Appreciation for Option Term[3]
-----------------------------------------------------------------------------  -------------------------------------
                      Number of       % of Total
                     Securities         Options
                     Underlying         Granted
                      Options        to Employees      Exercise    Expiration  Gain at    Gain at       Gain at
        Name          Granted       in Fiscal Year      Price        Date         0%         5%           10%
        ----          -------       --------------      -----        ----         --         --           ---

James R. Houghton     44,000[2]         1.3%           $31.25      12/5/2005     $0  $     864,730 $     2,191,396

Roger G. Ackerman    198,000[2]         5.8%            31.25      12/5/2005      0      3,891,286       9,861,281

Van C. Campbell      162,000[2]         4.8%            31.25      12/5/2005      0      3,183,779       8,068,321

David A. Duke         21,000[2]         0.6%            31.25      12/5/2005      0        412,712       1,045,893

Norman E. Garrity     99,000[2]         2.9%            31.25      12/5/2005      0      1,945,643       4,930,641

All Shareholders as         N/A          N/A              N/A            N/A      0  4,529,534,478  11,478,729,688
a group

All Optionees as      3,389,100         100%            31.34           2005      0     66,797,662     169,278,390
a group [4]

Optionee Gain As % Of All Stockholders Gain                                                  1.47%           1.47%

[1]   No SARs were granted.
[2] The Stock Option Agreements provide that one half of the options are to become exercisable on February 1, 1999 and all options are to become exercisable on February 1, 2000.
[3] The dollar amounts set forth under these columns are the result of calculations at 0% and at the 5% and 10% rates established by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation of Corning's stock price. Corning did not use any alternative formula for grant date valuation as it is unaware of any formula which would determine with reasonable accuracy a present value based upon future unknown factors.
[4] The exercise price shown to the right is a weighted average of option prices relating to grants of options made on five occasions in 1995. No gain to the optionees is possible without an appreciation in stock price, an event which will also benefit all stockholders. If the stock price does not appreciate, the optionees will realize no benefit.

                       CORPORATE PERFORMANCE PLAN ACTIVITY TABLE

      This Table illustrates the number of performance-based shares awarded under the Corporate Performance Plan [as earlier described on page 11]. The number of shares earned or which may be earned by the named executive is determined by the achievement of specific return on equity and earnings per share goals for the Corporation. The percentage of awards that may be earned ranges from 0% to 150% of target. The dollar value of the shares earned for 1995 is reflected in the Restricted Stock Awards column of the Summary Compensation Table appearing on page 14.

      In February 1997 the Compensation Committee will assess performance against goals and determine the number of shares earned of those granted in December 1995. Once earned, such shares remain restricted as to transfer for two years and subject to forfeiture upon termination of employment prior thereto.

                                       Number                 Number         Number       Vesting
                              Grant    of Shares Performance  of Shares      of Shares    Date of
          Name      Year      Date     Granted     Period     Forfeited      Earned       Earned Shares
          ----      ----      ----     -------     ------     ---------      ------       -------------

James R. Houghton   1996      12/95    22,000       1996                                      2/99
                    1995      12/94    17,500       1995      2,432          15,068           2/98
                    1994      12/93    17,500       1994                     25,165           2/97
                    1993      12/92    16,000       1993     12,000           4,000           2/96

Roger G. Ackerman   1996      12/95    33,000       1996                                      2/99
                    1995      12/94    14,000       1995      1,946          12,054           2/98
                    1994      12/93    12,500       1994                     17,975           2/97
                    1993      12/92    12,500       1993      9,375           3,125           2/96

Van C. Campbell     1996      12/95    27,000       1996                                      2/99
                    1995      12/94    12,500       1995      1,737          10,763           2/98
                    1994      12/93    10,000       1994                     14,380           2/97
                    1993      12/92    10,000       1993      7,500           2,500           2/96

David A. Duke       1996      12/95    10,500       1996                                      2/99
                    1995      12/94    12,500       1995      1,737          10,763           2/98
                    1994      12/93    10,000       1994                     14,380           2/97
                    1993      12/92    10,000       1993      7,500           2,500           2/96

Norman E. Garrity   1996      12/95    16,500       1996                                      2/99
                    1995      12/94    10,000       1995                     10,740           2/98
                    1994      12/93    10,000       1994                     14,690           2/97
                    1993      12/92    10,000       1993      7,095           2,905           2/96

                                PENSION PLAN

   The table below sets forth estimated annual benefits payable upon retirement. A description of the formula by which such benefits are determined and the estimated annual benefits payable upon retirement age for each of the named executive officers follows the table.

                                Years of Service
                  15         20        25         30          35        40
-------------------------------------------------------------------------------
Remuneration
-------------------------------------------------------------------------------
$  100,000       26,367    35,804     44,473     52,906     61,338     69,771
-------------------------------------------------------------------------------
   200,000       56,367    75,804     94,473    112,906    131,338    149,771
-------------------------------------------------------------------------------
   300,000       86,367   115,804    144,473    172,906    201,338    229,771
-------------------------------------------------------------------------------
   400,000      116,367   155,804    194,473    232,906    271,338    309,771
-------------------------------------------------------------------------------
   500,000      146,367   195,804    244,473    292,906    341,338    389,771
-------------------------------------------------------------------------------
   600,000      176,367   235,804    294,473    352,906    411,338    469,771
-------------------------------------------------------------------------------
   700,000      206,367   275,804    344,473    412,906    481,338    549,771
-------------------------------------------------------------------------------
   800,000      236,367   315,804    394,473    472,906    551,338    629,771
-------------------------------------------------------------------------------
   900,000      266,367   355,804    444,473    532,906    621,338    709,771
-------------------------------------------------------------------------------
 1,000,000      296,367   395,804    494,473    592,906    691,338    789,771
-------------------------------------------------------------------------------
 1,100,000      326,367   435,804    544,473    652,906    761,338    869,771
-------------------------------------------------------------------------------
 1,200,000      356,367   475,804    594,473    712,906    831,338    949,771
-------------------------------------------------------------------------------
 1,300,000      386,367   515,804    644,473    772,906    901,338   1,029,771
-------------------------------------------------------------------------------
 1,400,000      416,367   555,804    694,473    832,906    971,338   1,109,771
-------------------------------------------------------------------------------
 1,500,000      446,367   595,804    744,473    892,906  1,041,338   1,189,771
-------------------------------------------------------------------------------

   The Corporation maintains a Salaried Pension Plan, a defined benefit plan, contributions to which are determined by the Corporation's actuaries and are not made on an individual basis. Benefits paid under this Plan are based upon career earnings [regular salary and cash awards paid under the Corporation's Variable Compensation Plans] and years of credited service. The Salaried Pension Plan provides that salaried employees of the Corporation who retire on or after December 31, 1993 will receive pension benefits equal to the greater of [a] benefits provided by a formula pursuant to which they shall receive for each year of credited service an amount equal to 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base or [b] benefits calculated pursuant to a formula which provides that retirees shall receive for each year of credited service prior to January 1, 1994 an amount equal to 1% of the first $24,000 of average earnings for the highest five consecutive years of annual earnings in the ten years of credited service immediately prior to 1994 and 1.5% of such average earnings in excess of $24,000. Effective upon commencement of employment, salaried employees may contribute to the Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990 in lieu of the amount described in [a] above an amount equal to 2% of annual earnings. The benefit formula is reviewed and adjusted periodically for inflationary and other factors.

   While the amount of benefits payable pursuant to the Salaried Pension Plan and attributable to the Corporation's contributions is limited by the provisions of the Employee Retirement Income Security Act, maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Plan, are illustrated in the table set forth above.

   The Corporation maintains a non-qualified Executive Supplemental Pension Plan pursuant to which it will pay to certain executives amounts approximately equal to the difference between the benefits provided for under the Corporation's Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act. The Corporation has established a trust to fund amounts payable under the Executive Supplemental Pension Plan, certain portions of which are presently funded and vested in individual participants. It is estimated that Messrs. Ackerman, Campbell, Duke, Garrity and Houghton who have 34, 32, 33, 29 and 33 years of credited service, respectively, would receive each year if they worked to age 65, the normal retirement age specified in the Salaried Pension Plan, the following amounts under the Salaried Pension Plan and the Executive Supplemental Pension Plan: $554,571, $418,850, $375,423, $286,122 and $729,250, respectively.

Receipt of Stockholder Proposals

   Any stockholder proposal intended to be presented at the 1997 Annual Meeting and included in the Corporation's Proxy Statement and Proxy relating to that meeting must be received by the Corporation at One Riverfront Plaza, Corning, New York 14831; Attention: The Secretary not later than November 17, 1996.

Directors' Compensation and Other Matters Relating to Directors

   Each director of the Corporation, other than a director who is an employee of the Corporation, receives $22,500 for service as a director and is also paid $750 for each meeting of the Board or any committee thereof which he attends. In lieu of a meeting fee, chairmen of committees of the Board are paid a retainer ranging from $3,000 to $6,500, depending upon the committee which the director chairs. Pursuant to a Deferred Compensation Plan for Directors adopted by the Corporation in 1983, each director may elect to defer until a date specified by him receipt of all or a portion of his compensation. Such Plan provides that amounts deferred shall be paid only in cash and while deferred may be allocated to [i] a cash account upon which amounts deferred may earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, [ii] a market value account, the value of which will be based upon the market value of the Corporation's Common Stock from time to time, [iii] a book value account, the value of which will be based upon the book value of the Corporation's Common Stock established on an annual basis, or [iv] a combination of such accounts. At December 31, 1995 eleven directors had elected to defer compensation pursuant to such Plan. Pursuant to the Restricted Stock Plans for Non-Employee Directors, the Corporation during 1995 issued to each non-employee director elected in 1995 400 shares of the Corporation's Common Stock for each year specified in the term of service for which such director was elected, subject to forfeiture and restrictions on transfer, and issued 4,000 shares each to three non-employee directors newly elected since the 1995 Annual Meeting, subject to forfeiture and restrictions on transfer.

   The Corporation has established a Directors' Charitable Giving Program funded by insurance policies on the lives of the directors. In 1995 the Corporation paid a total of $396,792 in premiums on such policies. Upon the death of a director, the Corporation will donate $1,250,000 [on behalf of a non-employee director] and $1,000,000 [on behalf of an employee director] to one or more qualified charitable organizations recommended by such director and approved by the Corporation. The directors derive no financial benefit from the Program as all charitable deductions and cash surrender value of life insurance policies accrue solely to the Corporation. Five years of service as a director is required to participate in the Program. All directors, other than Messrs. Brown, Eagleburger, Foster and Ruding, currently participate in the Program.

   The Board of Directors of the Corporation held during 1995 five regularly scheduled meetings. Each director, other than Messrs. Eagleburger and Rosovsky, attended at least 75% of all such regularly scheduled meetings and the meetings of the committees of which each was a member.

   The Corporation has audit, compensation and nominating committees composed of members of the Board of Directors.

   The Audit Committee, composed of Messrs. O'Connor, Barker and Smithburg and Ms. Rein, met seven times during 1995. It recommends the firm of independent accountants to conduct the annual examination of the Corporation's consolidated financial statements, confers with such accountants and reviews the scope of the examination and brings to the entire Board of Directors for review those items relating to such examination or to accounting practices which the Audit Committee believes merit such review. The Compensation Committee, composed of Messrs. Kinnear, Jordan and O'Connor and Ms. Rein, met six times during 1995. It makes recommendations to the Board of Directors with respect to the compensation of officers and executive employees of the Corporation and administers the Corporation's Variable Compensation Plan, Employee Equity Participation Program and the Executive Supplemental Pension Plan. The Nominating Committee, composed of Messrs. Jordan, Ackerman, Houghton, Kinnear, Rosovsky and, subsequent to their election, Messrs. Eagleburger and Ruding, met three times during 1995. It proposed the election of H. Onno Ruding in June 1995, Lawrence S. Eagleburger in October 1995 and John Seely Brown in February 1996 [at a meeting held in February 1996] as well as the nominees for election as directors at the Annual Meeting of Stockholders to be held on April 25, 1996. It reviews, considers and proposes nominees for election as directors of the Corporation and makes such other proposals with respect to the organization, size and composition of the Board of Directors as it deems advisable. While the Committee may consider persons nominated by stockholders, it has no explicit procedures in this regard.


Compensation Committee Interlocks and Insider Participation

   Ms. Rein, Executive Vice President of Metropolitan Life Insurance Company, of which Mr. Houghton is a director, is a member of the Corporation's Compensation Committee.

Other Matters

   Corning Consumer Products Company, a wholly-owned subsidiary, leased office space in Corning, New York from Mr. Robert L. Ecklin, an executive officer. The monthly rental under such lease, which expired on June 30, 1995, was $2,075. The Corporation also leases other office space in Corning, New York owned by Mr. Ecklin. During 1995 the Corporation paid an average base monthly rental of $11,315 for such space. The lease expires on June 30, 1996. Clinical Pathology Inc. doing business as MetPath, a wholly-owned subsidiary of the Corporation, leases office and laboratory space located in Corning, New York from Mr. Ecklin at a base monthly rental of $892. The lease expires on December 31, 1997.

   During 1995, ten executive officers of the Corporation owed the Corporation a maximum aggregate amount of $730,384, which remained outstanding on December 31, 1995, and paid interest on such amounts at 6% per annum.

   Section 16[a] of the Securities Exchange Act of 1934 requires Corning's directors and certain of its officers to file reports of their ownership of Corning stock and of changes in such ownership with the Securities and Exchange Commission [the "SEC"] and the New York Stock Exchange. SEC regulations also require Corning to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Larry Aiello, Jr. and Norman E. Garrity, officers of the Company, each filed late one such report, Mr. Aiello disclosing the grant of shares under an employee benefit plan and Mr. Garrity disclosing the sale of shares on three occasions in prior years. Gordon Gund, a director of the Corporation, filed late one such report disclosing the acquisition of shares by a trust of which his wife is a trustee.

      The Corporation has purchased insurance from National Union Fire Insurance Company, Pittsburgh, Pennsylvania, Federal Insurance Company, A.C.E. Insurance Company [Bermuda] Ltd. and Zurich Insurance Company providing for reimbursement of directors and officers of the Corporation and its subsidiary companies for costs and expenses incurred by them in actions brought against them in connection with their actions as directors or officers, including actions as fiduciaries under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in May 1996, costs $1,400,000 on an annual basis, which will be paid by the Corporation.

   At the meeting of the Corporation's Board of Directors held on February 7, 1996, the Board appointed Price Waterhouse LLP as the independent accountants for the Corporation for its 1996 fiscal year, pursuant to the recommendation of the Audit Committee. Audit services performed by Price Waterhouse LLP for the fiscal year ended December 31, 1995 consisted of examination of the consolidated financial statements of the Corporation, limited review of the unaudited quarterly consolidated financial statements and limited assistance and consultation in connection with filings with the Securities and Exchange Commission.

   The Corporation expects representatives of Price Waterhouse LLP to be present at and available to respond to appropriate questions which may be raised at the Annual Meeting. Representatives of Price Waterhouse LLP will have the opportunity to comment on the Corporation's financial statements if they so desire.

   The cost of the solicitation of Proxies will be borne by the Corporation. In addition to solicitation of the Proxies by use of the mails, some of the directors, officers and regular employees of the Corporation, without extra remuneration, may solicit Proxies personally or by telephone or telegraph. The Corporation has retained Georgeson & Co. Inc., at a cost of $12,000, to assist in soliciting Proxies in connection with the Annual Meeting. The Corporation may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares held of record. The Corporation will reimburse such persons for their expenses in forwarding soliciting material.

By order of the Board of Directors.


A. John Peck, Jr.
Secretary
March 6, 1996
                                                                              21

                                CORNING

Proxy Solicited on Behalf of The Board of Directors For The Annual Meeting of Stockholders--April 25, 1996

The undersigned appoints James R. Houghton, Roger G. Ackerman and Van C. Campbell, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Corning Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 25, 1996, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.

                                         _____ Check here for address change.

                                         New Address:  ______________________
                                         ____________________________________
                                         ____________________________________

                                         _____ Check here if you plan to
                                               attend the meeting.

                                         _____ Check here to discontinue
                                               mailing duplicate Annual Report.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote FOR all nominees for directors.

     Nominees:                    FOR            WITHHOLD
     John Seely Brown;
     Lawrence S. Eagleburger;     _____          ________
     Gordon Gund; John M.
     Hennessy; Henry Rosovsky
     and H. Onno Ruding           _____

                                  FOR ALL (except Nominee(s)
                                  written below):

_________________________________________________________________________


Signature(s) ________________________  Dated: _________, 1996

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.